March 8, 1996



Excalibur Technologies Corporation
2000 Corporate Ridge
McLean, Virginia 22101



Dear Sirs:

     We are acting as counsel to Excalibur Technologies Corporation (the "Company") in connection with the Registration Statement on Form S-3, to be filed on March 8, 1996 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering 350,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), which are being offered for the account of certain shareholders of the Company.

     We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

     Based upon the foregoing, we are of the opinion that the Shares have been validly issued and fully paid and are non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                                 Very truly yours,



                                               TENZER GREENBLATT LLP